Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

July 25, 2019

CFO Commentary on Second Quarter 2019 Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ second quarter 2019 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast.

Q2 2019 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q2’19	Q1’19	Q2’18	Q/Q Change		Y/Y Change
Revenue	$1,102.5	$1,001.7	$1,204.1	10%		(8)%
Product	713.9	618.7	824.9	15%		(13)%
Service	388.6	383.0	379.2	1%		2%
Gross margin %	57.8%	58.1%	58.2%	(0.3	)pts	(0.4	)pts
Research and development	244.0	227.6	248.8	7%		(2)%
Sales and marketing	229.0	228.5	238.3	—%		(4)%
General and administrative	60.0	68.2	54.2	(12)%		11%
Restructuring charges (benefits)	21.4	15.3	(0.2)	40%		N/	M

Total operating expenses	$554.4	$539.6	$541.1	3%		2%

Operating margin %	7.5%	4.3%	13.3%	3.2	pts	(5.8	)pts

Net income	$46.2	$31.1	$116.5	49%		(60)%

Diluted net income per share	$0.13	$0.09	$0.33	44%		(61)%

N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q3’19 Guidance	Q2’19	Q1’19	Q2’18	Q/Q Change		Y/Y Change
Revenue	$1,145 +/- $30	$1,102.5	$1,001.7	$1,204.1	10%			(8)%
Product		713.9	618.7	824.9	15%			(13)%
Service		388.6	383.0	379.2	1%			2%
Gross margin %	60% +/- 1.0%	59.2%	59.3%	59.1%	(0.1	)pts	0.1	pts
Research and development		217.5	213.5	219.0	2%			(1)%
Sales and marketing		212.2	217.3	223.7	(2)%			(5)%
General and administrative		48.4	50.9	46.4	(5)%			4%

Total operating expenses	$488 +/- $5	$478.1	$481.7	$489.1	(1)%			(2)%

Operating margin %	~17.5% at the midpoint	15.8%	11.2%	18.5%	4.6	pts		(2.7)pts

Net income		$139.5	$92.7	$170.2	50%			(18)%

Diluted net income per share	$0.46 +/- $0.03	$0.40	$0.26	$0.48	54%			(17)%

Q2 2019 Overview

We ended the second quarter at $1,102 million in revenue, in-line with our guidance. Non-GAAP gross margin of 59.2% was slightly below the midpoint of guidance primarily due to higher tariff costs. These results, along with prudent expense management, drove non-GAAP earnings per share of $0.40, a penny above the midpoint of our forecast.

Looking at our revenue by vertical, all verticals grew sequentially, as expected. Cloud was up 28%, Enterprise grew 8% and Service Provider increased 3% sequentially. On a year-over-year basis, Service Provider declined 15% and Cloud was flat. Though Enterprise decreased 6% year-over-year, bookings increased double-digits year-over-year.

From a technology perspective, Routing decreased 15% year-over-year and increased 11% sequentially. Switching decreased 15% year-over-year and increased 22% sequentially. Security increased 2% year-over-year and 20% sequentially. Our Services business increased 2% year-over-year and 1% sequentially.

Software revenue continued to grow year-over-year and was greater than 10 percent of total revenue.

In reviewing our top 10 customers for the quarter, four were Cloud, five were Service Provider, and one was an Enterprise. In the quarter, we had one customer that accounted for greater than 10% of total revenue, from the Cloud vertical.

Product deferred revenue was $133 million, down 6% year-over-year due to the timing of the delivery of contractual commitments.

Non-GAAP operating expenses were down 2% year-over-year and 1% sequentially.

Cash flow from operations was $89 million for the quarter. We paid $66 million in dividends, reflecting a quarterly dividend of $0.19 per share.

Total cash, cash equivalents, and investments at the end of the second quarter of 2019 was $2.9 billion. The sequential decline was due primarily to cash outflows associated with the acquisition of Mist Systems and our recent accelerated share repurchase (ASR) program.

Revenue

Product & Service

•

Routing product revenue: $416 million, down 15% year-over-year and up 11% sequentially. The year-over-year decrease was primarily due to Service Provider, partially offset by strength in Cloud. The sequential increase was primarily due to Cloud and to a lesser extent, Service Provider, partially offset by a decline in Enterprise. The MX product family declined year-over-year but increased sequentially. PTX grew both year-over-year and sequentially.

•

Switching product revenue: $216 million, down 15% year-over-year and up 22% sequentially. The year-over-year decrease was primarily due to Enterprise, and to a lesser extent, Service Provider and Cloud. The sequential increase was primarily driven by Enterprise and Cloud. The QFX and EX product families declined year-over-year but increased sequentially.

•

Security product revenue: $81 million, up 2% year-over-year and up 20% sequentially. The year-over-year increase was due to Service Provider and Cloud, partially offset by a decline in Enterprise. The sequential increase was across all verticals.

•	Service revenue: $389 million, up 2% year-over-year and up 1% sequentially. The year-over-year and sequential increases were primarily driven by strong renewals and attach rates of support contracts.

Vertical

•

Cloud: $285 million, flat year-over-year and up 28% sequentially. Year-over-year, Routing, Security and Services grew, partially offset by a decline in Switching. The sequential increase was primarily driven by Routing and Switching.

•	Service Provider: $447 million, down 15% year-over-year and up 3% sequentially. The year-over-year decrease and sequential increase were primarily driven by Routing.

•

Enterprise: $370 million, down 6% year-over-year and up 8% sequentially. The year-over-year decrease and sequential increase were primarily driven by Switching. Although revenue was down year-over-year, bookings increased double-digits.

Geography

•

Americas: $648 million, down 4% year-over-year and up 19% sequentially. Year-over-year, the decrease was primarily due to Service Provider, partially offset by growth in Cloud. Sequentially, the increase was primarily driven by Cloud and Enterprise, and to a lesser extent, Service Provider.

•

EMEA: $292 million, down 6% year-over-year and up 2% sequentially. Year-over-year, the decrease was primarily due to Service Provider and Cloud, partially offset by growth in Enterprise. Sequentially, the increase was due to Service Provider, partially offset by declines in Cloud and Enterprise.

•

APAC: $162 million, down 26% year-over-year and 6% sequentially. The year-over-year decrease was primarily due to Service Provider and Enterprise. The sequential decrease was due to Enterprise and Service Provider, partially offset by Cloud.

Gross Margin

•	GAAP gross margin: 57.8%, compared to 58.2% from the prior year and 58.1% from last quarter.

•	Non-GAAP gross margin: 59.2%, compared to 59.1% from the prior year and 59.3% from last quarter.

•	GAAP product gross margin: 56.0%, down 3.2 points from the prior year and down 0.4 points from last quarter.

Year-over-year, the decrease in GAAP product gross margin was primarily due to lower revenue and higher intangible amortization associated with the acquisition of Mist Systems.

The sequential decrease in GAAP product gross margin was primarily due to higher intangible amortization associated with the acquisition of Mist Systems.

•	Non-GAAP product gross margin: 57.5%, down 2.4 points from the prior year and up 0.1 points from last quarter.

Non-GAAP product gross margin was up sequentially, primarily driven by higher revenue.

The year-over-year decrease in Non-GAAP product gross margin was primarily due to lower revenue and to a lesser extent, China tariffs, partially offset by growth in software.

•	GAAP service gross margin: 61.0%, up 4.9 points from the prior year and flat from last quarter.

•	Non-GAAP service gross margin: 62.2%, up 4.8 points from the prior year and down 0.2 points from last quarter.

Year-over-year, the increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by lower delivery costs.

On a sequential basis non-GAAP service gross margin was essentially flat.

Operating Expenses

•	GAAP operating expenses: $554 million, an increase of $13 million year-over-year, and an increase of $15 million, sequentially.

The year-over-year increase in operating expenses was primarily due to higher restructuring costs. The sequential increase was primarily due to higher share-based compensation.

GAAP operating expenses were 50.3% of revenue, up 5.4 points year-over-year and down 3.6 points quarter-over-quarter.

•	Non-GAAP operating expenses: $478 million, a decrease of $11 million year-over-year, and a decrease of $4 million sequentially.

The year-over-year and sequential decrease in operating expenses was primarily driven by lower headcount related costs.

Non-GAAP operating expenses were 43.4% of revenue, up 2.8 points year-over-year and down 4.7 points quarter-over-quarter.

Operating Margin

•	GAAP operating margin: 7.5%, a decrease of 5.8 points year-over-year and an increase of 3.2 points sequentially.

•	Non-GAAP operating margin: 15.8%, a decrease of 2.7 points year-over-year and an increase of 4.6 points sequentially.

Tax Rate

In Q2’19, we adopted a full-year projected tax rate in our computation of the non-GAAP income tax provision to provide better consistency across the reporting periods. Please see the discussion of Non-GAAP Financial Measures for additional information and the press release furnished with our Form 8-K filed today with the SEC.

•	GAAP tax rate: 40.6%, compared to 22.8% in Q2’18 and 30.0% last quarter.

The year-over-year and sequential increase in the effective tax rate was primarily due to structural changes impacting the taxation of the geographic mix of earnings and the write down of deferred tax assets from which the Company is no longer able to benefit.

•	Non-GAAP tax rate: 19.5%, compared to 20.2% in Q2’18 and 19.6% last quarter.

The year-over-year and sequential decrease in the effective tax rate was primarily due to the adoption of a full-year projected non-GAAP tax rate as noted above. The rate reflects structural changes which impacted the taxation of the geographic mix of earnings.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.13, a decrease of $0.20 year-over-year and an increase of $0.04 sequentially.

•	Non-GAAP diluted earnings per share: $0.40, a decrease of $0.08 year-over-year and an increase of $0.14 sequentially.

The year-over-year decrease in GAAP EPS was primarily due to lower revenue and a higher tax rate.

The year-over-year decrease in non-GAAP EPS was primarily due to lower revenue, partially offset by lower operating expenses.

Sequentially, the increase in EPS on a GAAP and non-GAAP basis was primarily due to higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding (“DSO”), and headcount)	Q2’19	Q1’19	Q4’18	Q3’18	Q2’18
Cash(1)	$2,875.0	$3,502.7	$3,758.1	$3,648.0	$3,530.5
Debt	1,790.0	1,789.6	2,139.0	2,138.3	2,137.7
Net cash(2)	1,085.0	1,713.1	1,619.1	1,509.7	1,392.8
Operating cash flow	88.8	159.4	212.4	207.3	170.3
Capital expenditures	27.3	27.9	36.5	31.6	37.1
Depreciation and amortization	56.4	51.0	52.2	48.8	54.6
Share repurchases(3)	300.0	—	—	—	—
Dividends	$65.5	$66.2	$62.3	$62.1	$62.8
Diluted shares	349.1	352.7	350.8	350.5	351.3
DSO	54	58	58	49	52
Headcount	8,995	9,068	9,283	9,311	9,341

(1)	Includes cash, cash equivalents, and investments.
(2)	Net cash includes cash, cash equivalents, and investments, net of debt.
(3)	For Q2’19, $300.0 million represents the full amount under the accelerated share repurchase program (the “ASR”). 8.6 million shares were received initially for an aggregate price of $240.0 million.

Cash Flow

•	Cash flow from operations: $89 million, down $82 million year-over-year and down $71 million sequentially.

The year-over-year decrease was primarily due to lower cash collections, partially offset by lower tax payments.

The sequential decrease was primarily due to lower cash collections and higher payments to suppliers, partially offset by lower payments related to variable compensation.

Days Sales Outstanding (DSO)

•	DSO: 54 days, a 4-day decrease from the prior quarter, driven primarily by higher revenue.

Capital Return

•	In the quarter, we paid a dividend of $0.19 per share for a total of $66 million.

•	In the quarter, we entered into an ASR program to repurchase an aggregate of $300 million in shares. The ASR is still underway and is expected to settle no later than September 26, 2019.

Financing Activities

•

Credit facility: We entered into a five-year, $500 million unsecured revolving credit facility, replacing the existing facility that was set to terminate in June 2019. The new facility has terms similar to the previous credit facility.

Demand metrics

•	Total deferred revenue was $1,201 million, down $36 million year-over-year and down $30 million sequentially.

•	Product deferred revenue was $133 million, down $9 million year-over-year and down $6 million quarter-over-quarter.

The year-over-year decline in product deferred revenue was due to the timing of the delivery of contractual commitments.

•	Service deferred revenue was $1,068 million, down $27 million year-over-year and down $23 million sequentially.

The year-over-year and sequential decrease in service deferred revenue was primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	June 30, 2019	March 31, 2019	June 30, 2018
Deferred product revenue, net	$133.4	$139.6	$142.0
Deferred service revenue	1,068.0	1,091.3	1,095.2

Total	$1,201.4	$1,230.9	$1,237.2

Headcount

•

Ending headcount for Q2’19 was 8,995, a decrease of 346 employees year-over-year and 73 sequentially. The year-over-year decrease was primarily related to restructuring in Q1’19. The sequential decrease was primarily a result of outsourcing IT services to IBM, partially offset by the acquisition of Mist Systems and additional hires in our go-to-market organization.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

Our second-half revenue outlook reiterates the commentary we stated previously, which reflects our expectations of above normal seasonal trends, and a return to growth in the fourth quarter, due to our current pipeline of opportunities as well as the expected positive impact from our go-to-market transformation activities.

We remain confident in the long-term financial model we outlined at our Investor Day in November last year.

Full-year non-GAAP gross margin is expected to continue to be pressured by China tariffs. Despite our ongoing mitigation efforts, the increase in tariffs from 10% to 25% is expected to have a 30-50 basis point impact on full-year non-GAAP gross margin.

We plan to manage our operating expenses prudently; however, we continue to expect non-GAAP operating expenses on a full-year basis, to be flat to slightly up versus 2018, inclusive of the acquisition of Mist Systems.

In the second quarter of 2019, we adopted a full-year projected tax rate in our computation of the non-GAAP income tax provision to provide better consistency across reporting periods. For the remainder of 2019, we expect a non-GAAP tax rate of approximately 19.5%.

Due to the increased China tariffs and a higher non-GAAP tax rate, we now expect our full-year non-GAAP earnings per share to be at the low-end of the previously stated range of $1.75 +/- $0.05.

Juniper’s Board of Directors has declared a quarterly cash dividend of $0.19 per share to be paid on September 25, 2019 to shareholders of record as of the close of business on September 4, 2019.

Our guidance for the quarter ending September 30, 2019 is as follows:

•	Revenue will be approximately $1,145 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 60.0%, plus or minus 1%.

•	Non-GAAP operating expenses will be approximately $488 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 17.5% at the midpoint of revenue guidance.

•	Non-GAAP net income per share will be approximately $0.46, plus or minus $0.03. This assumes a share count of approximately 348 million.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business outlook, economic and market outlook, including currency exchange rates; our future financial and operating results; our expectations regarding our sales execution and investments in our go-to-market organization; the strength of our solution portfolio and strategy; our ability to deliver on our long-term financial model; our ability to expand business opportunities, improve profitability and make necessary investments; our expectations around obtaining revenue and margin growth (including above normal seasonal trends and sequential revenue growth throughout the year and a return to year-over-year growth later in the year); the impact of tariffs; our future financial and operating results, including our financial guidance; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers and Service Providers; the network capacity requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act, and judicial or administrative interpretation of tax regulations; legal settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. Note that our estimates as to tax rate on our business are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be materially affected by changing interpretations of the Act, as well as additional legislation and guidance around the Act. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

In the second quarter of 2019, we adopted a full-year projected tax rate in our computation of the non-GAAP income tax provision to provide better consistency across the annual reporting periods. In projecting our full-year non-GAAP tax rate, we utilize a full-year financial projection that excludes the impact of stock options and the amortization of acquisition-related intangible assets. The projected rate considers other factors such as changes to our current operating structure, existing tax positions in various jurisdictions, the effect of key tax legislation, significant tax matters, and the other non-GAAP financial measures noted above, to the extent they are applicable to the full-year financial projection. For fiscal year 2019, our projected non-GAAP tax rate is 19.5% after including the impact of our acquisition of Mist Systems, Inc, which did not have a significant impact to our tax rate. Our projected tax rate on non-GAAP income may be adjusted during the year to account for events or trends that we believe materially impact the projected annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of earnings and other significant events.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions, except percentages)

(unaudited)

Deferred Revenue

	As of
	June 30, 2019	December 31, 2018
Deferred product revenue:
Undelivered product commitments and other product deferrals	$142.0	$163.3

Deferred gross product revenue	142.0	163.3
Deferred cost of product revenue	(8.6)	(18.9)

Deferred product revenue, net	133.4	144.4
Deferred service revenue	1,068.0	1,069.2

Total	$1,201.4	$1,213.6

Reported as:
Current	$820.0	$829.3
Long-term	381.4	384.3

Total	$1,201.4	$1,213.6

Vertical Reporting: Revenue Trend

	2017	2018	Q2’18	Q3’18	Q4’18	Q1’19	Q2’19	Q/Q Change		Y/Y Change
Cloud	$1,310.7	$1,049.9	$284.4	$257.1	$237.5	$223.1	$285.0	$61.9	27.7%	$0.6	0.2%
Service Provider	2,319.4	2,066.7	524.9	545.3	516.4	435.6	447.2	11.6	2.7%	(77.7)	(14.8)%
Enterprise	1,397.1	1,530.9	394.8	377.4	427.1	343.0	370.3	27.3	8.0%	(24.5)	(6.2)%

Total revenue	$5,027.2	$4,647.5	$1,204.1	$1,179.8	$1,181.0	$1,001.7	$1,102.5	$100.8	10.1%	$(101.6)	(8.4)%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
GAAP gross margin - Product	$399.6	$348.7	$488.3
GAAP product gross margin % of product revenue	56.0%	56.4%	59.2%
Share-based compensation expense	1.6	1.9	1.7
Share-based payroll tax expense	—	0.3	—
Amortization of purchased intangible assets	8.4	4.4	3.8
Acquisition-related charges	1.2	—	—

Non-GAAP gross margin - Product	$410.8	$355.3	$493.8

Non-GAAP product gross margin % of product revenue	57.5%	57.4%	59.9%

GAAP gross margin - Service	$237.2	$233.6	$212.6
GAAP service gross margin % of service revenue	61.0%	61.0%	56.1%
Share-based compensation expense	4.4	4.5	4.9
Share-based payroll tax expense	0.1	0.8	0.1

Non-GAAP gross margin - Service	$241.7	$238.9	$217.6

Non-GAAP service gross margin % of service revenue	62.2%	62.4%	57.4%

GAAP gross margin	$636.8	$582.3	$700.9
GAAP gross margin % of revenue	57.8%	58.1%	58.2%
Share-based compensation expense	6.0	6.4	6.6
Share-based payroll tax expense	0.1	1.1	0.1
Amortization of purchased intangible assets	8.4	4.4	3.8
Acquisition-related charges	1.2	—	—

Non-GAAP gross margin	$652.5	$594.2	$711.4

Non-GAAP gross margin % of revenue	59.2%	59.3%	59.1%

GAAP research and development expense	$244.0	$227.6	$248.8
Share-based compensation expense	(26.2)	(12.2)	(29.6)
Share-based payroll tax expense	(0.3)	(1.9)	(0.2)

Non-GAAP research and development expense	$217.5	$213.5	$219.0

GAAP sales and marketing expense	$229.0	$228.5	$238.3
Share-based compensation expense	(15.1)	(9.4)	(14.0)
Share-based payroll tax expense	(0.3)	(1.4)	(0.3)
Amortization of purchased intangible assets	(1.4)	(0.4)	(0.3)

Non-GAAP sales and marketing expense	$212.2	$217.3	$223.7

GAAP general and administrative expense	$60.0	$68.2	$54.2
Share-based compensation expense	(8.4)	(5.9)	(6.4)
Share-based payroll tax expense	—	(0.3)	—
Amortization of purchased intangible assets	(0.1)	(0.1)	(0.2)
Acquisition-related charges	(3.1)	(10.2)	—
Strategic partnership-related charges	—	(0.8)	(1.2)

Non-GAAP general and administrative expense	$48.4	$50.9	$46.4

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
GAAP operating expenses	$554.4	$539.6	$541.1
GAAP operating expenses % of revenue	50.3%	53.9%	44.9%
Share-based compensation expense	(49.7)	(27.5)	(50.0)
Share-based payroll tax expense	(0.6)	(3.6)	(0.5)
Amortization of purchased intangible assets	(1.5)	(0.5)	(0.5)
Restructuring (charges) benefits	(21.4)	(15.3)	0.2
Acquisition-related charges	(3.1)	(10.2)	—
Strategic partnership-related charges	—	(0.8)	(1.2)

Non-GAAP operating expenses	$478.1	$481.7	$489.1

Non-GAAP operating expenses % of revenue	43.4%	48.1%	40.6%

GAAP operating income	$82.4	$42.7	$159.8
GAAP operating margin	7.5%	4.3%	13.3%
Share-based compensation expense	55.7	33.9	56.6
Share-based payroll tax expense	0.7	4.7	0.6
Amortization of purchased intangible assets	9.9	4.9	4.3
Restructuring charges (benefits)	21.4	15.3	(0.2)
Acquisition-related charges	4.3	10.2	—
Strategic partnership-related charges	—	0.8	1.2

Non-GAAP operating income	$174.4	$112.5	$222.3

Non-GAAP operating margin	15.8%	11.2%	18.5%

GAAP income tax provision	$31.6	$13.4	$34.4
GAAP income tax rate	40.6%	30.0%	22.8%
Income tax effect of non-GAAP exclusions	2.2	9.3	8.8

Non-GAAP provision for income tax	$33.8	$22.7	$43.2

Non-GAAP income tax rate	19.5%	19.6%	20.2%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
GAAP net income	$46.2	$31.1	$116.5
Share-based compensation expense	55.7	33.9	56.6
Share-based payroll tax expense	0.7	4.7	0.6
Amortization of purchased intangible assets	9.9	4.9	4.3
Restructuring charges (benefits)	21.4	15.3	(0.2)
Acquisition-related charges	4.3	10.2	—
Strategic partnership-related charges	—	0.8	1.2
Loss on equity investments	3.5	1.1	—
Income tax effect of non-GAAP exclusions	(2.2)	(9.3)	(8.8)

Non-GAAP net income	$139.5	$92.7	$170.2

GAAP diluted net income per share	$0.13	$0.09	$0.33

Non-GAAP diluted net income per share	$0.40	$0.26	$0.48

Shares used in computing diluted net income per share	349.1	352.7	351.3